Exhibit 10(h)(xix)

IDACORP, Inc. and Idaho Power Company 2007 Compensation for
Non-Employee Directors of the Board of Directors

All directors of IDACORP also serve as directors of Idaho Power Company.  The fees and other compensation discussed below is for service on both boards.  Employee directors receive no compensation for service on the boards.

Fees

Annual Retainer

Chairman of the board	$94,000
Chairman of audit committee	$42,500
Chairman of compensation committee	$40,000
Chairman of corporate governance committee	$36,000
Other directors	$30,000

Meeting Fees

Board meeting	$1,250
Committee meeting	$1,250

The chairman of the board does not receive meeting fees.

Stock Awards

$40,000 of IDACORP common stock annually

Subsidiary Board Fees

IDACORP Financial Services and Ida-West Energy

Monthly retainer                 $750

Meeting fees                      $600

Deferral Arrangements

Directors may defer all or a portion of their monthly retainers and meeting fees.  At retirement, directors may elect to receive one lump-sum payment of all amounts deferred with interest or a series of up to 10 equal annual payments.  The interest rate is equal to the Moody's long-term corporate bond yield average rate plus three percent.